Exhibit 99.1

Kinsale Capital Group Reports Third Quarter 2026 Results
Richmond, VA, October 22, 2026 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $98.1 million, $4.36 per diluted share, for the third quarter of 2026 compared to $141.6 million, $6.09 per diluted share, for the third quarter of 2025. Net income was $386.6 million, $16.97 per diluted share, for the first nine months of 2026 compared to $365.0 million, $15.67 per diluted share, for the first nine months of 2025. Net income included after-tax catastrophe losses of $1.7 million in the third quarter of 2026 and $1.0 million in the third quarter of 2025. Net income included after-tax catastrophe losses of $7.2 million in the first nine months of 2026 and $21.7 million in the first nine months of 2025.
Net operating earnings(1) were $128.3 million, $5.70 per diluted share, for the third quarter of 2026 compared to $121.2 million, $5.21 per diluted share, for the third quarter of 2025. Net operating earnings(1) were $372.3 million, $16.34 per diluted share, for the first nine months of 2026 compared to $319.0 million, $13.70 per diluted share, for the first nine months of 2025.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Diluted earnings per share	$4.36	$6.09	$16.97	$15.67
Diluted operating earnings per share(1)	$5.70	$5.21	$16.34	$13.70
Highlights for the quarter included:
•Gross written premiums decreased by 4.8% to $462.9 million, and net written premiums decreased by 1.5% to $399.1 million
•Net earned premiums increased by 3.0% to $423.5 million
•Net investment income increased by 17.5% to $58.3 million
•Underwriting income(2) was $107.1 million, resulting in a combined ratio(5) of 75.4%
•Annualized return on equity(6) was 26.6% for the nine months ended September 30, 2026
•Annualized operating return on equity(7) was 25.6% for the nine months ended September 30, 2026
•Net income includes a $37.6 million pre-tax realized loss on the sale of fixed-maturity securities due to a strategic repositioning of the investment portfolio expected to improve long-term returns

"Our underwriting results this quarter demonstrate discipline in a competitive market," said Chairman, President and Chief Executive Officer, Michael P. Kehoe. "We continue to produce exceptional underwriting margins and strong investment income which allows us to return capital to stockholders. Disciplined underwriting and technology-enabled low costs remain the foundation of our strategy to create long-term value for our stockholders."

Results of Operations
Underwriting Results
Gross written premiums were $462.9 million for the third quarter of 2026 compared to $486.3 million for the third quarter of 2025, a decrease of 4.8%. Gross written premiums were $1,472.5 million for the first nine months of 2026 compared to $1,526.0 million for the first nine months of 2025, a decrease of 3.5%. The decrease in gross written premiums was primarily due to heightened competition in the Company's property divisions, where premiums declined 19.3% and 18.7% in the third quarter and first nine months of 2026, respectively, including declines of 26.8% and 29.8% in the Commercial Property Division. Gross written premiums in the Company's casualty business increased 0.9% for the third quarter of 2026 and 3.0% for the first nine months of 2026 compared to the prior-year periods, primarily due to an increase in bound accounts offset in part by a change in business mix towards smaller accounts.
Underwriting income(2) was $107.1 million, resulting in a combined ratio(5) of 75.4% for the third quarter of 2026, compared to $105.7 million and a combined ratio(5) of 74.9% for the third quarter of 2025. The increase in underwriting income(2) was largely due to growth in net earned premiums and higher favorable development of loss reserves from prior accident years offset in part by lower ceding commissions as a result of increased retention on the Company's reinsurance treaties. Loss(3) and expense(4) ratios were 53.4% and 22.0%, respectively, for the third quarter of 2026 compared to 53.9% and 21.0% for the third quarter of 2025.
Underwriting income(2) was $307.0 million, resulting in a combined ratio(5) of 76.1% for the first nine months of 2026 compared to $268.6 million and a combined ratio(5) of 77.5% for the first nine months of 2025. The increase in underwriting income(2) was largely due to growth in net earned premiums, lower catastrophe losses and higher favorable development of loss reserves from prior accident years. Loss(3) and expense(4) ratios were 54.5% and 21.6%, respectively, for the first nine months of 2026 compared to 56.9% and 20.6% for the first nine months of 2025. The loss ratio for the first nine months of 2025 included 2.3 points of net catastrophe losses, primarily related to the Palisades Fire.
The increase in the expense ratio for both the third quarter and first nine months of 2026 compared to the prior-year periods was primarily due to lower ceding commissions as a result of higher retention on the Company’s reinsurance treaties. The economic effect of lower ceding commissions was more than offset by the retention of incremental underwriting margin and higher investment income.

Summary of Operating Results
The Company’s operating results for the three and nine months ended September 30, 2026 and 2025 are summarized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	($ in thousands)
Gross written premiums	$462,868	$486,251	$1,472,494	$1,526,048
Ceded written premiums	(63,724)	(81,191)	(217,605)	(280,583)
Net written premiums	$399,144	$405,060	$1,254,889	$1,245,465

Net earned premiums	$423,472	$410,957	$1,247,928	$1,160,360
Fee income	11,099	10,300	34,035	30,655
Losses and loss adjustment expenses	232,079	227,162	698,120	677,497
Underwriting, acquisition and insurance expenses	95,429	88,423	276,834	244,932
Underwriting income(2)	$107,063	$105,672	$307,009	$268,586

Loss ratio(3)	53.4%	53.9%	54.5%	56.9%
Expense ratio(4)	22.0%	21.0%	21.6%	20.6%
Combined ratio(5)	75.4%	74.9%	76.1%	77.5%

Annualized return on equity(6)	19.9%	31.6%	26.6%	29.1%
Annualized operating return on equity(7)	26.0%	27.0%	25.6%	25.4%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to the sum of net earned premiums and fee income.
(4)    Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and insurance expenses to the sum of net earned premiums and fee income.
(5)    The combined ratio is the sum of the loss ratio and expense ratio as presented. Calculations of each component may not add due to rounding.
(6)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(7)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following table summarizes losses incurred for the current accident year and the development of prior accident years for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended September 30, 2026		Three Months Ended September 30, 2025
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$249,570	57.4%	$241,704	57.3%
Current accident year - catastrophe losses	2,173	0.5%	1,216	0.3%
Effect of prior accident year development	(19,664)	(4.5)%	(15,758)	(3.7)%
Total	$232,079	53.4%	$227,162	53.9%

	Nine Months Ended September 30, 2026		Nine Months Ended September 30, 2025
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$746,721	58.3%	$695,851	58.4%
Current accident year - catastrophe losses	9,162	0.7%	27,499	2.3%
Effect of prior accident year development	(57,763)	(4.5)%	(45,853)	(3.8)%
Total	$698,120	54.5%	$677,497	56.9%

Investment Results
Net investment income was $58.3 million in the third quarter of 2026 compared to $49.6 million in the third quarter of 2025, an increase of 17.5%. Net investment income was $169.4 million in the first nine months of 2026 compared to $139.9 million in the first nine months of 2025, an increase of 21.1%. These increases were driven by growth in the Company's investment portfolio generated largely from the investment of strong operating cash flows. The Company’s investment portfolio had an annualized gross investment return(8) of 4.4% and 4.3% for the first nine months of 2026 and 2025, respectively. Funds are generally invested conservatively in high-quality securities with an average credit quality of "AA-" and the weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.4 years and 4.0 years at September 30, 2026 and December 31, 2025, respectively. Cash and invested assets totaled $5.5 billion at September 30, 2026 and $5.2 billion at December 31, 2025.
During the third quarter of 2026, the Company repositioned a portion of its investment portfolio to improve expected long-term returns. The Company sold certain common stock holdings in a gain position and reinvested the proceeds in higher conviction common stock investments. The Company simultaneously sold lower-yielding fixed-maturity securities in a largely offsetting loss position and reinvested the proceeds in higher-yielding fixed-maturity investments. The repositioning reduced third quarter pre-tax earnings by $37.6 million as the equity gains were recorded through earnings in the period of appreciation and the bond losses were recorded through earnings upon sale. There was no impact to book value.
(8)    Gross investment return is investment income from fixed-maturity and equity securities (and short-term investments, if any), before any deductions for fees and expenses, expressed as a percentage of average beginning and ending book values of those investments during the period.

Capital Return to Stockholders
During the third quarter of 2026, the Company repurchased 269,004 shares of its common stock in the open market at an average price of $371.74 per share for a total cost of $100.0 million. At September 30, 2026, the Company had $237.5 million of capacity remaining under its share repurchase program. In the aggregate, the Company has repurchased 990,763 shares of its common stock for a total cost of $362.5 million.
During the third quarter of 2026, the Company declared and paid a cash dividend of $0.25 per share of common stock for a total distribution of $5.6 million.
Other
The effective tax rates for the nine months ended September 30, 2026 and September 30, 2025 were 20.0% and 20.6%, respectively. In the first nine months of 2026 and 2025, the effective tax rates were lower than the federal statutory rate of 21% primarily due to the tax benefits from stock-based compensation, including stock options exercised, and from tax-exempt investment income.
Stockholders' equity was $1.9 billion at September 30, 2026 and $2.0 billion at December 31, 2025. Book value per share was $85.25 at September 30, 2026 compared to $84.66 at December 31, 2025. Annualized operating return on equity(7) was 25.6% for the first nine months of 2026, an increase from 25.4% for the first nine months of 2025. The increase was due primarily to higher profitability compared to the prior-year period offset in part by higher average stockholders' equity.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, net realized investment gains and losses, after taxes, and change in allowance for credit losses on investments, after taxes. Management believes the exclusion of these items provides a useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three and nine months ended September 30, 2026 and 2025, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	($ in thousands, except per share data)
Net operating earnings:
Net income	$98,129	$141,646	$386,557	$364,994
Adjustments:
Change in the fair value of equity securities, before taxes	37,769	(23,717)	(10,071)	(55,376)
Income tax expense (benefit) (1)	(7,931)	4,981	2,115	11,629
Change in the fair value of equity securities, after taxes	29,838	(18,736)	(7,956)	(43,747)

Net realized investment (gains) losses, before taxes	419	(2,159)	(8,029)	(2,832)
Income tax expense (benefit) (1)	(88)	453	1,686	595
Net realized investment (gains) losses, after taxes	331	(1,706)	(6,343)	(2,237)

Change in allowance for credit losses on investments, before taxes	(1)	(4)	26	11
Income tax (benefit) expense (1)	—	1	(5)	(2)
Change in allowance for credit losses on investments, after taxes	(1)	(3)	21	9
Net operating earnings	$128,297	$121,201	$372,279	$319,019

Diluted operating earnings per share:
Diluted earnings per share	$4.36	$6.09	$16.97	$15.67
Change in the fair value of equity securities, after taxes, per share	1.33	(0.81)	(0.35)	(1.88)
Net realized investment (gains) losses, after taxes, per share	0.01	(0.07)	(0.28)	(0.10)
Diluted operating earnings per share(2)	$5.70	$5.21	$16.34	$13.70

Operating return on equity:
Average equity(3)	$1,977,063	$1,793,895	$1,939,297	$1,674,389
Annualized return on equity(4)	19.9%	31.6%	26.6%	29.1%
Annualized operating return on equity(5)	26.0%	27.0%	25.6%	25.4%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.
(3)    Average equity is computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, change in allowance for credit losses on investments, interest expense, other expenses, other income and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.
For the three and nine months ended September 30, 2026 and 2025, net income reconciles to underwriting income as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net income	$98,129	$141,646	$386,557	$364,994
Income tax expense	25,490	37,232	96,526	94,484
Income before income taxes	123,619	178,878	483,083	459,478
Net investment income	(58,265)	(49,604)	(169,428)	(139,896)
Change in the fair value of equity securities	37,769	(23,717)	(10,071)	(55,376)
Net realized investment (gains) losses	419	(2,159)	(8,029)	(2,832)
Change in allowance for credit losses on investments	(1)	(4)	26	11
Interest expense	3,220	2,569	9,710	7,664
Other expenses (6)	451	473	2,279	1,145
Other income	(149)	(764)	(561)	(1,608)
Underwriting income	$107,063	$105,672	$307,009	$268,586
(6)    Other expenses includes primarily corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, October 23, 2026 at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (833) 461-5787, conference ID# 796 079 082, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues	(in thousands, except per share data)
Gross written premiums	$462,868	$486,251	$1,472,494	$1,526,048
Ceded written premiums	(63,724)	(81,191)	(217,605)	(280,583)
Net written premiums	399,144	405,060	1,254,889	1,245,465
Change in unearned premiums	24,328	5,897	(6,961)	(85,105)
Net earned premiums	423,472	410,957	1,247,928	1,160,360
Fee income	11,099	10,300	34,035	30,655
Net investment income	58,265	49,604	169,428	139,896
Change in the fair value of equity securities	(37,769)	23,717	10,071	55,376
Net realized investment gains (losses)	(419)	2,159	8,029	2,832
Change in allowance for credit losses on investments	1	4	(26)	(11)
Other income	149	764	561	1,608
Total revenues	454,798	497,505	1,470,026	1,390,716

Expenses
Losses and loss adjustment expenses	232,079	227,162	698,120	677,497
Underwriting, acquisition and insurance expenses	95,429	88,423	276,834	244,932
Interest expense	3,220	2,569	9,710	7,664
Other expenses	451	473	2,279	1,145
Total expenses	331,179	318,627	986,943	931,238
Income before income taxes	123,619	178,878	483,083	459,478
Total income tax expense	25,490	37,232	96,526	94,484
Net income	98,129	141,646	386,557	364,994

Other comprehensive income (loss)
Change in net unrealized losses on available-for-sale investments, net of taxes	(112,944)	20,131	(156,468)	60,966
Total comprehensive income (loss)	$(14,815)	$161,777	$230,089	$425,960

Earnings per share:
Basic	$4.36	$6.12	$17.00	$15.75
Diluted	$4.36	$6.09	$16.97	$15.67

Weighted-average shares outstanding:
Basic	22,490	23,159	22,740	23,168
Diluted	22,504	23,271	22,781	23,292

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	September 30, 2026	December 31, 2025
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$4,497,325	$4,341,450
Equity securities at fair value	779,233	626,399
Real estate investments, net	54,614	55,236
Short-term investments	—	3,864
Total investments	5,331,172	5,026,949

Cash and cash equivalents	160,508	163,361
Investment income due and accrued	33,012	30,971
Premiums receivable, net	119,608	124,593
Reinsurance recoverables, net	427,106	394,329
Ceded unearned premiums	39,803	44,506
Deferred policy acquisition costs, net of ceding commissions	122,169	118,737
Intangible assets	3,538	3,538
Deferred income tax asset, net	86,021	42,191
Other assets	108,166	94,386
Total assets	$6,431,103	$6,043,561

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$3,324,276	$2,890,870
Unearned premiums	862,652	860,394
Payable to reinsurers	25,260	34,385
Accounts payable and accrued expenses	53,685	66,301
Debt	224,604	224,397
Other liabilities	21,615	7,631
Total liabilities	4,512,092	4,083,978

Stockholders' equity	1,919,011	1,959,583
Total liabilities and stockholders' equity	$6,431,103	$6,043,561